Exhibit 10.a

                         MINING JOINT VENTURE AGREEMENT

      THIS JOINT VENTURE AGREEMENT is made as of the 27 day of January, 1999 by and between South American Minerals, Inc., a Nevada corporation ("SAMM") and Cuyuni River Venture #1, LLC, a Delaware limited liability company ("Cuyuni" or the "Company"), (hereinafter collectively referred to as the "Parties" or the "Participants").

      WHEREAS, SAMM is a professional mineral mining company that now performs mining for gold and diamonds, respectively, and

      WHEREAS, the Parties wish to form an unincorporated joint venture ("Joint Venture"), for the principal purpose of new mining within a specified area of interest described in Schedule I ("TERRITORY"), for gold, diamonds and other mineral deposits which by value are believed to contain predominantly gold (referred to herein as "Gold Deposits"); and

      WHEREAS, the Parties wish to cooperate with each other as described herein to increase business opportunities for each Participant and for their mutual benefit; and

      WHEREAS, the Parties wish to provide terms for the sharing of Gold Deposits discovered as hereinafter set forth; and

      NOW, THEREFORE, in consideration of the covenants and agreements contained herein, the Parties agree as follows:

                                   ARTICLE 1
                         REPRESENTATIONS AND WARRANTIES

1.1 Representations and Warranties. Each of the Participants represents and warrants as follows:

(a) that it has the legal capacity and authority to enter into and perform this Agreement and all transactions contemplated herein; and

(b) that by entering into this Agreement it will not breach any other agreement.

                                   ARTICLE 2
                       NAME, PURPOSES AND TITLE TO ASSETS

2.1 General. The Participants enter into this Agreement for the purposes stated below, and agree that all of their rights and all of the activities contemplated herein shall be subject to and governed by this Agreement.


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2.2   Name, Registration and Qualification. The name of this Joint Venture shall be the Cuyuni Mining Joint Venture. The Manager (as hereinafter identified and defined) shall accomplish any registration or qualification on behalf of the Joint Venture as may be required by applicable laws and shall comply with all government regulations.

2.3 Purposes. This Agreement is entered into for the following purposes, and shall serve as the exclusive means by which the Participants, or any of them, accomplish such purposes:

      (a) to conduct water based dredge mining activities within the TERRITORY, with the principal emphasis on discovering Gold Deposits;

      (b) to provide for the sharing of proceeds (in accordance with Exhibit A annexed) from Gold Deposits discovered hereunder; and

      (c) to perform any other activity necessary, appropriate, or incidental to any of the foregoing

2.4   Title to Assets.

      A. Equipment: All of the equipment consisting of one dredge, one bailor, and ancillary equipment (the "Equipment") to be utilized for the mining activities in the Mining Area by the Joint Venture ("Schedule I") shall be owned by the Joint Venture.

      B. License/Permit: All rights to the licensed property shall belong to SAMM or its subsidiary to be utilized by the Joint Venture as specified herein for the benefit of the Participants.

      (c) The Joint Venture shall be responsible for the maintenance and repair of the Equipment for the term hereof.

                                   ARTICLE 3
                        RELATIONSHIP OF THE PARTICIPANTS

3.1 No Partnership. Nothing contained in this Agreement shall be deemed to constitute any Party the partner of the other, nor, except as otherwise herein expressly provided, to constitute any Party the agent or legal representative of the other, nor to create any fiduciary relationship between them. It is not the intention of the Parties to create, nor shall this Agreement be construed to create, any mining, commercial or other general partnership. No Party shall have any authority to act for or to assume any obligation or responsibility on behalf of another Party, except as expressly provided herein. The rights, duties, obligations and liabilities of the Parties shall be several and not joint or collective. Each Party shall be responsible only for its obligations as herein set out and shall be liable only for its share of the costs and expenses as provided herein.


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3.2   U.S. Tax Elections and Allocations. The Parties hereto agree that the
      Joint venture shall not be treated as a partnership for federal income tax purposes. Pursuant to Treas. Reg. (S)1.761-2(b), each Party elects to have the Joint Venture excluded from Chapter 1 of Subchapter K of this Internal Revenue Code of 1986. Each Party independently shall be entitled to claim for itself all applicable tax benefits, write-offs, and deductions with respect to all and any costs that it has incurred.

3.3 Implied Covenants. There are no implied covenants contained in this Agreement to her than those of good faith and fair dealing.

                                   ARTICLE 4
                         CONTRIBUTIONS BY PARTICIPANTS

4.1 Contributions of Participants. The respective contributions of the Participants shall be as follows:

            SAMM: Subject to the terms and/or assignment of the grant of concession from the government of Guyana, SAMM shall arrange for the rights or the permit to mine the specified concession area (the "Mining Area" as more fully described in Exhibit A), and shall arrange for all necessary personnel to conduct the mining operation within the Mining Area for the benefit of the Participants. SAMM acknowledges that the funds provided by Cuyuni (specified below) shall be sufficient to purchase all the equipment, prepare the site and cover all other costs necessary for the commencement of operations.

            Cuyuni: (a) shall purchase 75,000 restricted shares of Common Stock of SAMM for $75,000 (which funds will be segregated by SAMM, to be contributed for its participation in the Joint Venture and used for the purchase of the Equipment); (b) shall contribute $225,000 to the Joint Venture for a 25% interest in the Joint Venture and shall be used to complete the Equipment purchase and as capital to commence operations. Neither Cuyuni nor any of its Members shall be required to make any additional cash and/or property contributions to the Joint Venture.

                                   ARTICLE 5
                INTERESTS OF PARTICIPANTS; DEFAULTS AND REMEDIES

5.1 Participating Interests. Subject to the provisions of Article 4, the Participants shall have the following participating interests in the net proceeds derived from the Gold Deposits retrieved in the mining activities and other assets that may be acquired by the Joint Venture:

                SAMM - 75%
                Cuyuni - 25%

5.2 Net Profit Sharing. The participants shall share the net proceeds derived by the Joint Venture from the Gold Deposits after deduction of any royalty payable under the license, deduction of other expenses directly related to the dredge mining activities, reserve for local taxes, current operating


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      expenses and reasonable reserve fund for operations. Such sharing shall be on the above-mentioned basis at least quarterly, or earlier if practicable.

5.3 No Further Contributions. Cuyuni shall not be responsible for any further contributions to capital and any monthly or quarterly loss shall not result in a call for contribution by Cuyuni; it shall be dealt with solely by the Manager and adjusted from future distribution allocations.

5.4 Minimum Distribution Option. In the event that, due to insufficient Joint Venture production income, (pre-Guyana corporate and withholding tax) amounts allocable for and distributed to the Company aggregate less than $125,000 in any continuous 12-month period during the first 2 years immediately following commencement of Joint Venture operations (commencing calendar year 1999) pursuant to the terms hereof, SAMM at its option shall either (a) advance the difference in cash; or (b) offer the Company a substitute licensed property with appropriate geological data. In the event of an advance by SAMM, such amount shall be repayable by the Joint Venture to SAMM from future annual net profits provided such annual net profits of the Joint Venture exceed an aggregate of $1,000,000, at the rate of 10% of the excess over $1,000,000.

5.5 Equipment Maintenance and Improvements. Cost of operations shall include maintenance of the dredges, bailer and other equipment to keep in good order and make improvements when necessary. Technology and maintenance shall be deducted before determination of any distribution.

                                   ARTICLE 6
                                    MANAGER

6.1   Appointment. The Manager shall be SAMM or its designated affiliate.

      The Manager shall report to Cuyuni or Cuyuni's representative, monthly as to results and status of operations.

6.2 Powers and Duties of Manager. Subject to the terms and provisions of this Agreement, the Manager, on behalf of the Joint Venture, shall have the following powers and duties which shall be discharged in accordance with adopted budgets and programs:

            (a) The Manager shall manage, direct and control mining activities.

            (b) The Managers shall implement the decisions of the Participants and shall make all expenditures necessary to carry out adopted budgets and programs.

            (c) The Manager shall: (i) purchase, rent or otherwise acquire the use of all material, supplies, equipment, water, utility and transportation services required for mining activities, such purchases and acquisitions to be made on the best terms reasonably available, taking into account all of the circumstances; and (ii) keep the Mining Assets, dredges and bailer free and clear of all liens and encumbrances, except
      (a) those existing at the time of, or created concurrent with, the acquisition of such assets, or (b) mechanic's, supplier's, tax or materialmen's liens which the


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      Manager shall cause to be released or discharged in a diligent manner, or
      (c) liens and encumbrances specifically approved by the Participants.

            (d) The Manager shall conduct or produce such title examinations and cure such title defects as may be advisable in the reasonable judgment of the Manager, and shall do all other acts reasonably necessary to maintain the assets and properties of the Joint Venture.

            (e) The Manager shall prosecute and defend all litigation or administrative proceedings arising out of mining activities and shall promptly advise Participants of the institution or threat of any action by a third party. Any Participant may elect to participate and be represented by its own counsel at its own cost in any such litigation.

            (f) The Manager shall arrange, at reasonable costs and coverages, for insurance, if available, for the benefit of the Participants and shall apprise the Participants of the extent of such coverage.

            (g) The Manager may sell Gold Deposits in the ordinary course of business, except that other properties of the joint venture or any Participant may be transferred, released, abandoned or surrendered only upon unanimous consent of the Participants or Participant as the case may be. Notwithstanding the foregoing, without prior authorization from the Parties, the Manager shall not: (i) dispose of property or assets of the joint venture in any one transaction having a value in excess of $10,000;
      (ii) begin a liquidation of the Joint Venture; (iii) dispose of all or a substantial part of the Assets necessary to achieve the purposes of the Joint Venture; or (iv) transfer any confidential information to third parties except as required by law or pursuant to relevant license agreements.

            (h) The Manager shall have the right to carry out its responsibilities hereunder through agents, employees, affiliates or independent contractors.

            (i) The Manager shall keep and maintain all required accounting and financial records in accordance with generally accepted accounting practices in the mining industry, and provide to the Participants such accounting information as may be reasonably needed by such Participants to evaluate the enterprise and in connection with their disclosure requirements.

            (j) The Manager shall keep the Participants advised of all mining activities by submitting in writing to the Participants:

      (i) Regular progress reports which shall include statements of income and expenditures

      (ii) periodic summaries of data acquired or produced through mining activities;

      (iii) a report within twenty (20) days after completion of each month, which shall include comparisons between actual and budgeted expenditures and comparisons between the objectives and results of operations; and

      (iv) (iv) such other reports and comparisons of such expenditures to an adopted budget as the Participants may reasonable request. At all reasonable times the Manager shall provide the Participants or the representative of any Participant access to and the right to inspect and copy


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            all administrative, geologic, operations, technical, accounting and financial records, and other information acquired in Mining Activities which the Participant shall keep confidential to the extent practicable. In addition, the Manager shall allow the non-managing Participant, at the latter's sole risk and expense, and subject to reasonable safety regulations, to inspect the assets, properties and mining activities at all reasonable times, so long as the inspecting Participant does not unreasonable interfere with mining activities.

            (k) The Manager shall undertake all other activities reasonable necessary to fulfill the purposes of the Agreement.

6.3 Standard of Care. The Manager shall conduct all mining activities in a good, workmanlike and efficient manner, in substantial accordance with all applicable laws, sound mining and other applicable industry standards and practices, and in accordance with the terms and provisions of concessions, leases, licenses, permits, options and other agreements pertaining to the joint venture, assets and properties. The Manager shall not be liable to the non-managing Participant for any act or omission resulting in damage or loss except to the extent caused by or attributable to the Manager's willful misconduct or gross negligence.

6.4 Transactions With Manager's Affiliates. If the Manager engages any of its affiliates to provide services hereunder, it shall do so on terms no less favorable to the Joint venture than would be available from a qualified unrelated person in an arm's length transaction.

                                   ARTICLE 7
                 TERM, WITHDRAWAL AND TERMINATION OF AGREEMENT

7.1 Term. The initial term of this Agreement shall be ten (10) years, after which it will terminate unless the Parties mutually agree to extend this Agreement. If it is determined by an independent geological report that there is sufficient mining opportunity to continue commercial production, then the Company shall have the right to extend the agreement on the same terms and conditions for a similar period as permitted by the license as the same may be executed. In addition, this Agreement may be terminated by mutual agreement of the Participants at any time during its initial term or any extended term.

7.2 Continuing Obligations. Upon termination of this Agreement, the Participants shall remain liable, continuing obligations hereunder until final settlement of all accounts, and for any liability, whether it accrues before or after termination, if it arises out of mining activities conducted by Joint Venture during the term of the Agreement.

7.3   Disposition of Assets upon Termination. Promptly after termination under
      Section 7.1, the Manager shall take all action necessary to wind up the activities of the Joint Venture, and all costs and expenses incurred in connection with the termination of the Joint Venture shall be expenses chargeable to the Joint Venture. Any non-cash assets of the Joint Venture shall be liquidated to cash and proceeds from liquidation shall first be paid, applied, or distributed in satisfaction of the liabilities of the Joint Venture to third parties and then shall be applied to satisfy any debts,


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      obligations, or liabilities owned to the Participants. Before distributing any funds or assets to Participants, the Manager shall have the right to segregate amounts which, in the Managers, reasonable judgment, are necessary to discharge continuing obligations or liabilities. Thereafter, any remaining cash and all other assets, excluding the equipment, shall be distributed (non cash assets in undivided interests unless otherwise mutually agreed) to the Participants, first in the ratio and to extent of their respective capital accounts and then in proportion to their respective Participating Interests, subject to any dilution, reduction, or termination of such Participating Interests as may have occurred pursuant to the terms of this Agreement.

7.4 Right to Date after Termination. After termination of this Agreement, each Participant shall be entitled to copies of all information acquired hereunder before the effective date of termination to the extent not previously furnished to it and to the extent it is entitled to it.

7.5 Continuing Authority. On termination of this Agreement under this Article 7, after consultation with the Company the Manager shall have the power and authority to do all things on behalf of the Participants which are reasonable necessary or convenient to (a) wind up mining activities or (b) complete any transaction and satisfy any obligation, unfinished or unsatisfied, at the time of such termination or withdrawal if the transaction or obligation arises out of mining activities prior to such termination. The Manager shall have the power and authority to take any other reasonable action in any matter with respect to which the former Participants continue to have, or appear to have, a common interest or a common liability.

                                   ARTICLE 8
                              TRANSFER OF INTEREST

8.1 Transfer of Interest. No Participant shall have the right to transfer to any third party all or any part of its interest in or to this Agreement, the Joint Venture, its Participating Interest, the Properties or any other Assets, without the consent and prior approval of the other Participant, which shall not be unreasonably withheld, except that a Party may, without such consent, make such a transfer to an affiliate possessing the requisite financial capacity and mining experience to perform hereunder and which assumes the transferring Party's obligation hereunder.

                                   ARTICLE 9
                          CONFIDENTIALITY AND RELEASES

9.1 General. All nonpublic information obtained in connection with the performance of this Agreement shall be the exclusive property of the Joint Venture and shall not be disclosed, except as provided in Section 9.2, to any third party or the public without the prior written consent of the other Participant, which consent shall not be unreasonably withheld.


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9.2   Exceptions. The consent required by Section 9.1 shall not apply to a disclosure:

            (a) To an affiliate, consultant, contractor, subcontractor or licensor which has a bona fide need to be informed;

            (b) To any third party to whom the disclosing Party contemplates a transfer, with the prior consent of the other Party, of all or any part of its interest in or to this Agreement, its participating interest, or the assets; or

(c) which the disclosing party is required by applicable law or regulation or the rules of any applicable stock exchange to disclose; provided that in any case to which this Section 9.2 is applicable, the disclosing party shall give written notice to the other party prior to the making of any such disclosure. As to any disclosure pursuant to Section 9.2(a) or (b), only such confidential information as such third party shall have a legitimate business need to know shall be disclosed and such third party shall first agree in writing to protect the confidential information from further disclosure to the same extent as the Parties are obligated under this article 9;

d)    if required pursuant the terms of the relevant license agreement.

9.3 Duration of Confidentiality. The provisions of this Article 9 shall apply during the term of this Agreement and shall continue to apply to any Participant who transfers its participating interest in the Joint Venture or in any property, for two years following the date of such occurrence.

9.4 Releases. There shall be no public release by any Participant of any material nonpublic information concerning the properties, the mining Activities or the Joint Venture without the prior consent of the other Participant (such consent not to be unreasonably withheld) unless counsel for a Participant advises that such information is required by a lawful authority or other regulatory body having jurisdiction in which case the Participant making such required disclosure shall first deliver a copy thereof to the other Participant and allow it twenty-four (24) hours to comment on the nature and extent of such required disclosure.

                                   ARTICLE 10
                               GENERAL PROVISIONS

10.1 Notices. All notices, payments and other required communications ("Notices") to the Parties shall be in writing, and shall be addressed respectively as follows:

      South American Minerals, Inc.
      76 Beaver Street (Suite 500)
      New York, NY 10005

      Attn: President


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      Cuyuni River Venture #1 LLC, c/o Werbel-Roth Securities, Inc., 950 Third
      Avenue, New York, NY 10022, attn: Stephen Schwartz

      Attn: Management Committees, with copies to each member of the Management Committee at the address designated in the Offering Memorandum under "Management", annexed hereto.

      All notices shall be given (i) by personal delivery to the Participant, or
      (ii) by facsimile communication, with a confirmation sent by registered or certified mail return receipt requested, (iii) by registered or certified mail return receipt requested or (iv) by express mail or other overnight delivery service. A Party may change its address by written Notice to the other Party.

10.2 Waiver. The failure of a Party to insist on the strict performance of any provision of this Agreement or to exercise any right, power or remedy upon a breach hereof shall not constitute a waiver of any other provision of this Agreement or limit such Party's right thereafter to enforce such provision or exercise such right, power or remedy on any subsequent occasion.

10.3 Modification. No amendment or modification of this Agreement shall be valid unless made in writing and duly executed by the Parties.

10.4 Force Majeure. Except for the obligation to make payments when due hereunder, the obligations of a Party shall be suspended to the extent and for the period that performance is prevented by any cause whether foreseeable or unforeseeable, beyond its reasonable control. The affected Party shall promptly give notice to the other Party of the suspension of performance, stating therein the nature of the suspension, the reasons therefor, and the expected duration thereof and this Agreement shall be extended by the total period of such delays or suspension. The affected Party shall resume performance as soon as reasonably possible.

10.5 Disputes. Except as otherwise provided in this Agreement, in the event the Parties have a dispute hereunder, they shall meet, within thirty (30) days from the receipt of a written request for a meeting from any Party, for the purpose of resolving in good faith such dispute. If such dispute is not resolved within thirty (30) days after such meeting, the Parties shall appoint a mediator and attempt to resolve such dispute through mediation for at least sixty (60) days from such appointment. If the dispute remains unresolved beyond such sixty (60) days, the Parties shall hereby consent to the jurisdiction and venue of the State or Federal Courts in New York, NY for the resolution of such dispute.

10.6 Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York.

10.7 Further Assurances. Each of the Participants agree to take from time to time such actions and execute such additional instruments as may be reasonably necessary or appropriate to implement and carry out the intent and purpose of this Agreement, including, but not limited to, those actions necessary to conduct business as contemplated herein in foreign jurisdictions.


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10.8  Survival of Terms and Conditions. Continuing rights and obligations of the
      Parties as defined herein shall survive the termination of this Agreement.

10.9 Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. References to Sections and Articles refer to sections and articles of this Agreement unless otherwise stated. Unless the context otherwise requires, words used herein importing the singular include the plural and vice versa.

10.10 Entire Agreement; Successors and Assigns. This Agreement contains the entire Parties relating to the subject matter hereof. This Agreement shall be binding upon and inure to the benefit of the respective successors and permitted assigns of the Parties, but nothing contained in this Agreement shall be deemed to create any rights in persons or entities that not Parties to this Agreement or their successors or permitted assigns. In the event of any conflict between this Agreement and any Exhibit attached hereto, the terms of this Agreement shall control.

            IN WITNESS WHEREOF this Agreement has been executed by the Parties hereto effective as of the day and year first above written.

      Consented to:

      NORTH AMERICAN RESOURCES, INC. LTD.       SOUTH AMERICAN MINERALS, INC.

      by                                        by /s/
        ---------------------------               ------------------------------
        President                                             Pres.


                                                CUYUNI RIVER VENTURE #1, LLC

                                                by /s/
                                                  ------------------------------
                                                             Manager


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